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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                         LINCOLN ELECTRIC HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, WITHOUT PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    533900106
                                ----------------
                                 (CUSIP Number)

                                December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_|     Rule 13d-1(b)
          |X|     Rule 13d-1(c)
          |_|     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP NO.                                                     PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------
                        NAME OF REPORTING PERSONS
      1                 I.R.S. Identification Nos. of above Persons
                        (Entities Only)

                        The Lincoln Foundation, Inc.
--------------------------------------------------------------------------------
                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      2                          (See Instructions)                 (a)   |_|
                                                                    (b)   |_|
--------------------------------------------------------------------------------
                        SEC USE ONLY
      3

--------------------------------------------------------------------------------
                        CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                        Arizona
--------------------------------------------------------------------------------
                                SOLE VOTING POWER
                        5
                                  2,216,244
       NUMBER OF        --------------------------------------------------------
        SHARES                  SHARED VOTING POWER
 BENEFICIALLY OWNED BY  6
         EACH
       REPORTING                  0
      PERSON WITH       --------------------------------------------------------
                                SOLE DISPOSITIVE POWER
                        7

                                  2,216,244
                        --------------------------------------------------------
                                SHARED DISPOSITIVE POWER
                        8

                                  0
--------------------------------------------------------------------------------
                        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                        PERSON
      9
                          2,216,244
--------------------------------------------------------------------------------
                        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10                 CERTAIN SHARES  (See Instructions)                  |_|

--------------------------------------------------------------------------------
                        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11

                        5.35%
--------------------------------------------------------------------------------
                        TYPE OF REPORTING PERSON  (See Instructions)
     12

                        CO
--------------------------------------------------------------------------------

CUSIP NO.                                                     PAGE 3 OF 5 PAGES

    ITEM 1.

      (a)      NAME OF ISSUER:

                        Lincoln Electric Holdings, Inc.

      (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                        22801 Saint Clair Ave., Cleveland, Ohio
                        44117-1199

    ITEM 2.

      (a)      NAME OF PERSON FILING:

                        The Lincoln Foundation, Inc.

      (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
               RESIDENCE:

                        4835 E. Cactus Road, Suite 270, Scottsdale, AZ 85254

      (c)      CITIZENSHIP:

                        Arizona

      (d)      TITLE OF CLASS OF SECURITIES:

                        Common Stock

      (e)      CUSIP NUMBER:

                        Not applicable

    ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO
               SS.SS.240.13d-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                               Not applicable

    ITEM 4.    OWNERSHIP.

      (a)      AMOUNT BENEFICIALLY OWNED:2,216,244

      (b)      PERCENT OF CLASS:         5.35%

      (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)      Sole power to vote or to direct the vote:     2,216,244

               (ii)     Shared power to vote or to direct the vote:   0

               (iii)    Sole power to dispose or to direct the
                        disposition of:                               2,216,244

               (iv)     Shared power to dispose or to direct
                        the disposition of:                           0


      Instruction:      For computations regarding securities which represent a
                        right to acquire an underlying security see ss. 240.13d-3(d)(1).

CUSIP NO.                                                     PAGE 4 OF 5 PAGES

    ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

    ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                        Not applicable

    ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                        Not applicable

    ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                        Not applicable

    ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

                        Not applicable

    ITEM 10.   CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the securities covered by this statement.

CUSIP NO.                                                     PAGE 5 OF 5 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                October 15, 2003

                                THE LINCOLN FOUNDATION, INC.


                                By:     /s/ Dione Williams
                                     ------------------------------------------

                                     Name:  Dione Williams
                                            -----------------------------------
                                     Title:    Corporate Secretary
                                             ----------------------------------










         ATTENTION:        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
                           CONSTITUTE FEDERAL CRIMINAL VIOLATIONS
                           (SEE 18 U.S.C. 1001)











http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update:  11/05/2002